Exhibit 99.1

Health Systems Solutions Announces Third Quarter 2008 Financial Results; Revenue more than doubles over previous year’s period

●	Revenue of $3.02 million for Q3 2008, a 106% increase compared to Q3 2007
●	Gross profit of $1.33 million for Q3 2008, a 337% increase compared to Q3 2007
●	Principal shareholder, Stanford International Bank, agrees to provide additional $5 million in equity and $85 million in convertible securities for acquisitions and working capital
●	HSS executes acquisition strategy by agreeing to acquire Emageon Inc., a leading provider of radiology and cardiology imaging technology for $62 million.

New York  –  November 14, 2008 – Health Systems Solutions, Inc. (OTCBB: HSSO), a provider of advanced software and technology solutions for the healthcare industry, today announced financial results for the third quarter ended September 30, 2008. The Company reported total revenue of $3.02 million, compared to $1.46 million for the third quarter of 2007, an increase of $1.56 million, or 106%.

“Having achieved another strong quarter, we continue to demonstrate our ability to deliver results while working on a broader strategic plan consisting of organic initiatives and acquisition opportunities which will target larger markets, achieve economies of scale, and further augment our management team.” stated Stan Vashovsky, Chairman and Chief Executive Officer of Health Systems Solutions.  “We will continue to use the growth of our revenues to fund investments in leadership and technology. We believe the weak economic environment, while challenging for all companies, offers HSS incredible opportunities to attract world-class talent and to acquire strategic assets at historically low valuations.“

Third Quarter 2008 Financial Results
Revenues were $3.02 million for the quarter ended September 30, 2008, compared to $1.46 million for the same period of 2007, an increase of $1.56 million, or 106%. The increase in revenue is primarily the result of the addition of our Technology Solutions group.

Gross profit was $1.33 million for the quarter ended September 30, 2008, compared to $305,000 for the same period of 2007, an increase of $1.03 million or 337%. For the quarter ended September 30, 2008, gross margin was 44%, up from 21%, an improvement of 23 percentage points over the third quarter of 2007. The increase in gross margin was the result of an increase in sales of higher-margin Technology Solutions services and a reduction in software amortization costs.

Research and development costs decreased $311,000, or 73%, to $115,000 for the quarter ended September 30, 2008 compared to the same period in 2007.  The decrease in research and development costs was primarily attributable to greater efficiencies and management’s cost-cutting initiatives.

Selling expenses were $372,000 for the quarter ended September 30, 2008, compared to $512,000 in the third quarter of 2007, a decrease of $140,000 or 27%.  The decrease in selling expenses was primarily attributable to reductions in the sales force while leveraging key personnel in other functions to concentrate on acquiring larger customers.

General and administrative expenses were $1.39 million for the quarter ended September 30, 2008, compared with $659,000 for the same period of 2007, an increase of $731,000, or 111%. The increase in general and administrative expenses was primarily attributable to wages and other benefits related to the building of the management team and other corporate employees as well as rent, communications and recruiting expenses, partially offset by a decrease in bad debt.

Adjusted EBITDA(1), which is a non-GAAP term, was negative $249,000 for the quarter ended September 30, 2008 compared with negative $1.06 million for the same period of 2007, an improvement of $808,000.  The components of Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, impairment, stock-based compensation, and other non-recurring items, are broken out in footnote #1 below.

Net loss was $850,000 for the quarter ended September 30, 2008, compared with a net loss of $1.34 million for the same period of 2007.  Net loss applicable to common shareholders was $3.11 million, or $0.42 per share, for the quarter ended September 30, 2008, compared with a net loss applicable to common shareholders of $2.77 million, or $0.40 per share, for the same period of 2007.  The difference between net loss and net loss applicable to common shareholders was the deemed dividend of preferred stock of $2.26 million and $1.43 million for the quarters ended September 30, 2008 and 2007, respectively.  The deemed preferred dividend represents the fair market value of the cost of the warrants related to the issuance of preferred stock.

“Stanford’s funding of HSS during the current global capital markets crisis demonstrates their continued confidence in our strategic plan and our management team.  This availability of financing allowed us to negotiate the acquisition of Emageon Inc., a leading provider of radiology and cardiology imaging and technology,” Mr. Vashovsky stated.  “We appreciate Stanford’s support and will keep working diligently to execute our growth strategy and to enhance our capital markets presence with the goal of listing on a larger stock exchange and increasing shareholder liquidity.”

About Health Systems Solutions, Inc.
HSS is a technology and services company dedicated to bringing innovation to the healthcare industry. Our objective is to leverage current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for our clients. The HSS portfolio of products and services extends across many segments of healthcare including acute and post-acute facilities, telehealth/telemedicine, and home healthcare, grouped into two segments: technology solutions and software. For more information, please visit www.hssglobal.com.

About Emageon Inc.
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuiteTM, HeartSuiteTM and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports and associated clinical content. Emageon's standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity and provide better service to physicians.  For more information, please visit www.emageon.com.

(1)  Adjusted EBITDA
Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a GAAP measure, is used in addition to and in conjunction with GAAP measures and should not be considered by the reader as an alternative to net income (loss) (the most comparable GAAP financial measure to Adjusted EBITDA or any other GAAP operating performance measure). Management of the Company believes that Adjusted EBITDA is helpful to investors as an indicator of the financial performance of the Company and its capacity to fund capital expenditures and working capital requirements. Due to the nature of the Company’s business and revenue recognition policies and the Company’s use of stock-based employee compensation, the Company incurs significant non-cash charges for depreciation, amortization, stock compensation expense, and non-recurring items that may not be indicative of our operating performance from a cash perspective. Therefore, the Company believes that providing the measure of Adjusted EBITDA will help investors better understand the Company’s underlying operational performance and ability to generate cash flow from operations excluding certain recurring and non-recurring items.

	Three Months Ended
	September 30,
	2008	2007
Net loss	$(850,219)	$(1,337,183)
Add:
Interest	239,771	5,122
Depreciation and amortization	57,434	541,906
Impairment	6,000	-
Capitalized software	-	(297,230)
Stock-based compensation	175,671	30,414
Acquisition search costs	18,169	-
Severance	104,665	-

Adjusted EBITDA	$(248,509)	$(1,056,971)

Safe Harbor
HSS makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections, goals or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. You should not consider our past results to be an indicator of our future performance. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date any forward-looking statement is made, except as may be required by law.

For more information on HSS:
Michael G. Levine, Chief Financial Officer & Executive Vice President
Michael.Levine@hssglobal.com
(212) 798-9405

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
September 30, 2008 and December 31, 2007

 ASSETS

	(Unaudited) September 30, 2008	(Audited) December 31, 2007
Current assets:
Cash	$150,722	$1,218,620
Restricted cash	327,523	-
Accounts receivable, net of allowance for doubtful accounts of $127,914 and $234,801, respectively	2,519,918	898,928
Prepaids and other current assets	173,041	138,890
Total current assets	3,171,254	2,256,438
Property and equipment, net of accumulated depreciation and amortization of $803,340 and $635,459, respectively	437,437	442,879
Security deposits and other assets	94,161	96,278
Deferred financing cost, net of accumulated amortization of $301,936 and $28,332, respectively	-	273,604

Total assets	$3,702,852	$3,069,199

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Current portion of capital lease obligation	$25,407	$23,932
Accounts payable	329,582	639,881
Accrued expenses	1,637,931	1,404,310
Deferred revenue	2,261,519	962,788
Client deposits	88,243	96,350
Note payable – bank	229,000	229,000
Total current liabilities	4,571,682	3,356,261
Capital lease obligation, net of current portion	20,490	40,705
Total liabilities	4,592,172	3,396,966
Stockholders’ deficiency:
Preferred Stock - 15,000,000 shares authorized; Series C Convertible - 4,625,000 shares issued and outstanding	9,250,000	9,250,000
Series D Convertible – 1,425,000 and 837,500 shares issued and outstanding, respectively	2,850,000	1,675,000
Common Stock $.001 par value - 150,000,000 shares authorized; 7,570,304 and 7,365,361 issued and outstanding, respectively	7,570	7,365
Additional paid-in capital	17,186,553	14,431,040
Accumulated deficit	(30,183,443)	(25,691,172)
Total stockholders' deficiency	(889,320)	(327,767)
Total liabilities and stockholders' deficiency	$3,702,852	$3,069,199

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
For the Three and Nine Months Ended September 30, 2008 and 2007
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$3,022,584	$1,463,902	$9,517,662	$4,465,026
Cost of sales	1,692,334	1,159,298	5,461,193	3,516,235

Gross profit	1,330,250	304,604	4,056,469	948,791

Operating expenses
Selling and marketing	372,403	512,432	1,123,241	1,581,678
Research and development	114,537	425,301	701,663	1,173,465
General and administrative	1,390,324	659,100	3,938,903	1,636,737
Depreciation and amortization	57,434	39,832	172,747	116,886
Impairment of development costs	6,000	-	71,475	-
Interest	239,771	5,122	284,751	39,129

Total operating expenses	2,180,469	1,641,787	6,292,780	4,547,895

Net loss	(850,219)	(1,337,183)	(2,236,311)	(3,599,104)

Deemed preferred stock dividend	2,255,960	1,432,801	2,255,960	1,631,694

Net loss applicable to common shareholders	$(3,106,179)	$(2,769,984)	$(4,492,271)	$(5,230,798)

Basic and diluted net loss per share	$(0.42)	$(0.40)	$(0.61)	$(0.79)

Basic and diluted weighted average shares outstanding	7,412,938	6,953,010	7,394,759	6,645,215

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2008 and 2007
(Unaudited)
	Nine Months Ended
	September 30, 2008	September 30, 2007

Cash flows from operating activities:
Net loss	$(2,236,311)	$(3,599,104)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	421,340	49,311
Depreciation and amortization of property and equipment	172,747	116,886
Amortization of software development costs	-	1,392,452
Amortization of financing fees	273,604	-
Loss on disposal of assets	2,095	16,047
Impairment of software development	71,475	-
Changes in operating assets and liabilities:
Accounts receivable	(1,514,104)	122,417
Allowance for doubtful accounts	(106,887)	(20,742)
Royalties and referral fees receivable		13,300
Prepaid expenses and other current assets	(33,163)	(96,314)
Security deposits	2,177	(1,617)
Accounts payable	(310,299)	145,914
Accrued expenses	311,894	47,550
Deferred revenue	1,298,731	(156,822)
Customer deposits	(8,106)	10,870
Net cash used in operating activities	(1,654,867)	(1,959,852)

Cash flow from investing activities:
Increase in restricted cash	(327,523)	-
Earn out payment related to purchase of CareKeeper Software, Inc.	-	(77,207)
Adjustment to the purchase price of CareKeeper Software, Inc.	-	(120,906)
Purchase of property and equipment	(170,388)	(125,077)
Increase in software development costs	(71,475)	(742,762)
Net cash used in investing activities	(569,386)	(1,065,952)

Cash flow from financing activities:
Repayment of capital lease obligation	(18,740)	(11,142)
Proceeds from the exercise of warrants	145	-
Proceeds from the issuance of Common Stock	-	27,518
Proceeds from the issuance of Preferred Stock	1,175,000	2,500,000
Net cash provided by financing activities	1,156,405	2,516,376

Decrease in cash	(1,067,848)	(509,428)
Cash, beginning of period	1,218,620	558,764
Cash, end of period	$150,772	$49,336

Supplemental cash flow data:
Cash paid during the period for interest expense	$11,147	$39,128

Non cash financing and investing activities:
Issuance of commons stock to members of acquired company	$78,273	$-
Equipment acquired under capital lease	$-	$86,408
Increase in software development costs as a result of an accrued
earn out payment to sellers of an acquired company	$71,475	$-
Deemed dividend on issuance of preferred stock	$2,255,960	$1,631,694